Exhibit 10.1

AGREEMENT AND RELEASE

This Agreement (the “Agreement”) is entered into as of the 12th day of January, 2012 by Michael Grossman (“Grossman”), an individual having an address at 105 Valley View Road, Chappaqua, New York 10514 and Mack-Cali Realty Corporation, a Maryland corporation (“Mack-Cali”) with offices at 343 Thornall Street, Edison, New Jersey 08837 (collectively, the “Parties”), in consideration of the respective agreements and promises of the Parties contained in this Agreement.

WHEREAS, the Parties have mutually agreed to terminate Grossman’s employment (the “Termination”);

WHEREAS, the Parties have also agreed as to the amount payable pursuant to the Employment Agreement (as defined herein) as a consequence of the Termination;

WHEREAS, Grossman has agreed to stay on for a transition period commencing on the date of Termination and ending on January 31, 2012 (the “Departure Date”) in order to provide for a seamless transition; and

WHEREAS, the Parties wish to set forth and confirm the termination of Grossman’s employment and the Employment Agreement, the amounts payable to Grossman as a result of such terminations, and Grossman’s cooperation and transition through the Departure Date.

NOW, THEREFORE, in consideration of the respective agreements and promises of the Parties contained in this Agreement, the Parties agree as follows:

1 .                                    It is mutually agreed that Grossman’s employment with Mack-Cali and the Employment Agreement, including Paragraph 13 (“Noncompete”), entered into as of December 5, 2000 between

Grossman and Mack-Cali (the “Employment Agreement”), but excluding Paragraphs 11 (“Confidential Information”), 12 (“Return of Documents”), 14 (“Remedies”) (but solely as Paragraph 14 relates to Paragraphs 11 and 12),  and 15 (“Indemnification/Legal Fees”) thereof which shall be incorporated herein by reference and remain in full force and effect, will each be terminated effective on the date hereof (the “Termination Date”). In addition, the Indemnification Agreement dated October 22, 2002 between Mack-Cali and Grossman is hereby incorporated herein by reference and shall remain in full force and effect. Further, effective on the Termination Date, Grossman has resigned from his position as Executive Vice President and all other offices or positions of responsibility he holds with any subsidiaries or affiliates of Mack-Cali, and has delivered the resignations attached hereto as Exhibit A to Mack-Cali. Grossman agrees that he will transfer to Mack-Cali or to a person or entity designated by Mack-Cali all of his ownership interests in Mack-Cali Property Trust. Finally, Grossman acknowledges that except as specifically provided herein, he ceased participation in the Mack-Cali plans, programs and arrangements on the Termination Date.

2.                                       The Parties have agreed that as a consequence of the Termination and Grossman’s agreement to stay on until the Departure Date, Grossman shall be entitled to receive the following:

(a)                                  The Fixed Amount (as defined in the Employment Agreement) of $1,000,000 to be paid as follows:

(i)                                    Upon execution of this Agreement by the Parties, Mack-Cali will establish a “Rabbi Trust” pursuant to the form of agreement attached hereto as Exhibit B, having as its trustee the individual identified therein. Immediately following the establishment of such Rabbi Trust, in order to fund the trust Mack-Cali will wire transfer to the account designated on Schedule 2(a)(i) hereto an amount (hereinafter referred to as the “Cash Termination Payment”) equal to the sum of (A) the Fixed Amount, plus (B) interest on the Fixed Amount from the Termination Date to the Scheduled Payment Date (as hereinafter defined) at an annual rate equal to the prime rate (the “Prime Rate”) as set forth in the Eastern edition of The Wall Street Journal on the business day immediately preceding the Termination Date. The Cash Termination Payment shall be held in the Rabbi Trust pursuant to the terms of the agreement attached hereto as Exhibit B. No later than the earlier to occur of  (X) the first day of the seventh month following the Departure Date (the “Scheduled Payment Date”), and (Y) as soon as practicable following Grossman’s date of death (such earlier to occur date is hereinafter referred to as the “Actual Payment Date”), Mack-Cali will advise Grossman and the trustee of the required applicable federal and state income and employment tax withholding at the rates then in effect (the “Applicable Withholding”) on the Cash Termination Payment. Upon receiving advice of the Applicable Withholding on the Cash Termination Payment, the trustee shall pay-over to Mack-Cali a dollar amount equal to such Applicable Withholding, following which the balance of the Cash Termination Payment shall be released from the trust and paid to Grossman or his estate, as the case may be. In the event that Mack-Cali shall fail to advise Grossman and the trustee of the Applicable Withholding by the Actual Payment Date, the trustee shall be authorized to withhold an amount equal to the then statutory withholding requirements on bonus compensation, pay-over such amount to Mack-Cali, and release the balance of the Cash Termination Payment to Grossman.  Mack-Cali shall remit such Applicable Withholding (or the amount remitted to Mack-Cali by the trustee should Mack-Cali fail to advise the trustee of the Applicable Withholding as provided above) to the appropriate taxing authorities when the same is due.

(b)                                 Until the Departure Date, Grossman and his eligible dependants shall continue to participate as they currently do in Mack-Cali’s health, medical and dental plans. For the one (1) year period following the Departure Date, Mack-Cali shall continue Grossman’s and his eligible dependants’ participation in the Mack-Cali health, medical and dental plans in which senior executives of Mack-Cali participate on the same terms as such senior executives participate (including, without limitation, at the same rates of contribution made by such other senior executives). Thereafter, Grossman shall have the right to elect continuation coverage under Section 4980B of the Internal Revenue Code of 1986, as amended, and Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended (COBRA);

(c)                                  Mack-Cali shall pay to Grossman an amount equal to $20,000 as reimbursement for legal fees incurred by Grossman in connection with the negotiation, review and execution of this Agreement, which amount shall be paid to Grossman promptly following the execution of this Agreement by the Parties;

(d)                                  As soon as practicable following presentation by Grossman of documentation reasonably acceptable to Mack-Cali, Mack-Cali will pay to Grossman an amount equal to reasonable, unreimbursed expenses incurred by Grossman in providing services to Mack-Cali through the Departure Date, in accordance with the normal policies of Mack-Cali for expense reimbursement; and

(e)                             Grossman will continue to receive his salary at its current level through the Departure Date, and promptly following the Departure Date Mack-Cali will provide Grossman with his final payroll check through such date.

3.                                     In addition to the foregoing, the Parties agree that:

(a)                                                the 8,385 Restricted Shares awarded to Grossman under the Restricted Share Award Agreement effective as of  September 12, 2007, between Mack-Cali and Grossman which have a

Vesting Date of January 1, 2013 (the “Vested Shares”) shall immediately vest to Grossman on the Termination Date, and, subject to the provisions of subparagraph (c) below, Mack-Cali shall cause to be delivered to Grossman (i) a certificate for the Vested Shares free and clear of any restrictive legends , and (ii) any stock powers signed by Grossman remaining in Mack-Cali’s possession which relate to the Vested Shares;

(b)                                               pursuant to that Tax Gross-up Agreement effective as of September 12, 2007, between Mack-Cali and Grossman, and subject to the provisions of subparagraph (c) below, on the Termination Date Mack-Cali shall pay to Grossman a gross-up payment (the “Tax Gross-up Payment”) in a dollar amount equal to forty-three percent (43%) of the fair market value of the Vested Shares, exclusive of dividends. For purposes of determining the Tax Gross-up Payment, the fair market value of the Vested Shares shall be based upon the closing price of Mack-Cali’s common stock on the business day immediately preceding the Termination Date; and

(c)                                                Mack-Cali shall deduct and withhold from the Tax Gross-up Payment, and withhold  an amount of the Vested Shares (and cash from Grossman’s regular salary earnings for any fractional Vested Share, if necessary), equal to the Applicable Withholding on the Tax Gross-up Payment and the fair market value of the Vested Shares. The fair market value of the Vested Shares for purposes of determining this Applicable Withholding shall be based upon the closing price of Mack-Cali’s common stock on the business day immediately preceding Termination Date. Mack-Cali shall remit such Applicable Withholding to the appropriate taxing authorities when the same is due.

(d)                                               The Parties agree that attached hereto as Schedule 3(d) are the relevant and correct calculations and determination of the Cash Termination Payment, the Tax Gross-up Payment, the Applicable Withholding on Tax-Gross-up Payment and Vested Shares, and the number of Vested

Shares being delivered to Grossman pursuant to subparagraph   3(a) and (c) above.

4.                                        Grossman represents and agrees that, pursuant to Section 12 of the Employment Agreement, he has or will promptly return unconditionally all writings, records, documents, files and copies thereof and other property of any kind belonging to Mack-Cali.

5.                                          Grossman agrees to release and forever discharge Mack-Cali, its subsidiaries and affiliates (including all of their past or present Board and Advisory Board members), directors, officers, employees in their capacity as employees, agents, successors, and assigns (collectively referred to as the “Mack-Cali Releasees”) from any and all obligations, liabilities, damages, debts, costs, claims, complaints, charges, actions, or causes of action in law or equity (collectively, “Claims”) that Grossman or his heirs, administrators, successors, or assigns had, have, may have or may ever have against any Mack-Cali Releasee, whether accrued, absolute, contingent, liquidated, unliquidated or otherwise, and whether known or unknown on the date hereof, and which arise, have arisen or may have arisen out of any action, inaction, statement, transaction or state of facts existing prior to the date of execution of this Agreement, including, but not limited to, Claims in any way related to (1) the Age Discrimination in Employment Act (2) the Older Worker Benefit Protection Act of 1990; (3) Title VII of the Civil Rights Act of 1964, as amended; (4) the Fair Labor Standards Act; (5) the Employee Retirement Income Security Act of 1974, as amended; (6) the Sarbanes-Oxley Act of 2002; (7) the Americans with Disabilities Act; (8) the New York Human Rights Law; (9) the New Jersey Law Against Discrimination; (10) the New Jersey Conscientious Employee Protection Act; (11) the federal and state Family and Medical Leave Acts; (12) any state or federal wage and hour law; and (13) any other federal or state statute, common law, or decisional law, as well as claims for negligent and/or intentional infliction of emotional distress, for alleged interference in any contract, economic opportunity or prospective economic advantage, or for alleged violation of any federal, state or local law, regulation, ordinance or common-law duty relating to, arising out of, or having any bearing whatsoever on, his former employment by the Mack-Cali Releasees or any Claims of breach of contract, wrongful discharge, breach of fiduciary duty or tort of any kind whatsoever, provided, that Grossman does not release any obligation pursuant to this Agreement, Section 15 of the Employment Agreement or the Indemnification Agreement.

6.                                         NOTHING IN THIS RELEASE REQUIRES GROSSMAN TO WAIVE ANY RIGHTS OR CLAIMS THAT HE MAY HAVE ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT UNLESS HE HAS BEEN AFFORDED AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT.  IN ADDITION, HE HAS SEVEN (7) DAYS AFTER HE SIGNS THIS AGREEMENT WITHIN WHICH HE MAY REVOKE THE RELEASE OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT.  ALL OTHER ASPECTS OF THIS RELEASE, HOWEVER, SHALL BECOME EFFECTIVE IMMEDIATELY UPON SIGNING THIS AGREEMENT.

7.                                          Mack-Cali agrees to release and forever discharge Grossman, his family, estate and affiliates or their successors or assigns (the “Grossman Releasees”) from any and all Claims that Mack-Cali had, has, may have or may ever have against any Grossman Releasee, whether accrued, absolute, contingent, liquidated, unliquidated or otherwise, and whether known or unknown on the date hereof, and which arise, have arisen or may have arisen out of any action, inaction, statement, transaction or state of facts existing prior to the date of execution of this Agreement, including, but not limited to, Claims in any way related to Grossman’s employment with Mack-Cali, whether or not arising under the Employment Agreement, provided, that Mack-Cali does not release any obligation pursuant to this Agreement, Paragraphs 11, 12 , 14 (but only Paragraph 14 as it relates to Paragraphs 11 and 12) or 15(a) of the Employment Agreement and the Indemnification Agreement.

8.              Grossman agrees that for a period of one (1) year following the Termination Date he will not make any statements to any media, industry analysts, shareholders, professional or industry groups (including NAREIT), or publicly to any other person or entity, which are in any way disparaging (as defined below) of the business, reputation, competence, fairness or character of Mack-Cali (or any of its affiliates or Board or Advisory Board members) or any officer, director, or shareholder of Mack-Cali (or any of their affiliates), except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law or required in a legal action. A disparaging statement or the meaning of disparaging is any comment, oral or written, which would, if publicized, cause a reasonable person humiliation or substantial embarrassment or cause a reasonable recipient to question the business condition, integrity, competence or good character of any of these persons or entities. For purposes of this Section 8, “publicly” means to persons other than Grossman’s immediate family and his advisors.

9.             Mack-Cali agrees that for a period of one (1) year following the Termination Date it will not make any statements to any media, industry analysts, shareholders, professional or industry groups (including NAREIT), or publicly to any other person or entity which are in any way disparaging (as defined below) of the business, reputation, competence, fairness or character of Grossman, except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law or required in a legal action. A disparaging statement or the meaning of disparaging is any comment, oral or written, which would, if publicized, cause a reasonable person humiliation or substantial embarrassment or cause a reasonable recipient to question the business condition, integrity, competence or good character of Grossman. A statement will not be deemed to have been made by Mack-Cali unless it is made by or caused to be made by a member of the Board of Directors, the Advisory Board, or any officer of Mack-Cali of the rank Executive Vice President or above (collectively, “Mack-Cali Management”). The Parties specifically agree that statements made by members of Mack-Cali Management shall not violate this provision if made only to other Mack-Cali Management and such statements are not intended for public dissemination. For purposes of this Section 9, “publicly” means to persons outside of Mack-Cali Management.

10.           Grossman acknowledges and agrees that he freely and voluntarily entered into this Agreement, that he has consulted with an attorney before signing this Agreement, that he had an opportunity to review this Agreement with an attorney of choice, and has had sufficient time to do so. Grossman further acknowledges and agrees that he fully understands the terms of this Agreement and this Agreement is in full satisfaction of Mack-Cali’s obligations pursuant to the Employment Agreement.

11.             Grossman represents and agrees that he has not filed any complaints or charges or lawsuits against any Mack-Cali Releasee with any governmental or quasi-governmental agency or authority or any court and that Grossman will not do so in the future other than to enforce the terms of this Agreement, Section 15 of the Employment Agreement or the Indemnification Agreement. Grossman also agrees that should he become an employee or principal of The Robert Martin Company, he will not occupy any office space at 100 Clearbrook Road, Elmsford, New York. Mack-Cali represents and agrees that it has not filed any complaints or charges or lawsuits against Grossman with any governmental or quasi-governmental agency or authority or any court and that it will not do so in the future other than to enforce the terms of this Agreement, Section 11, 12 or 14 (but only Paragraph 14 as it relates to Paragraphs 11 and 12) of the Employment Agreement or the Indemnification Agreement.

12.            All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or delivered by a recognized delivery service or mailed, postage prepaid, by express, certified or registered mail, return receipt requested, and addressed to the Company, Attention:  Mitchell E. Hersh, President and Chief Executive Officer with a copy to the Company, Attention: Roger W. Thomas, Executive Vice President and General Counsel, at the address set forth above or to Grossman at the address set forth above, or to such other address as is provided to the other Party in writing

13.            The Parties acknowledge and agree that this Agreement and the provisions of the Employment Agreement incorporated herein and the Indemnification Agreement constitute the complete agreement between them and that no oral modification of this Agreement is permissible. The Parties further acknowledge and agree that this Agreement, provisions of the Employment Agreement and the Indemnification Agreement incorporated herein supersede all previous contracts and agreements between the Parties and any such contracts and agreements shall become null and void upon execution of this Agreement

14.           Nothing in this Agreement is to be understood as an admission by Mack-Cali or Grossman of any liability on their parts respectively under any federal, state, or local law or regulation or the common law.

15.           This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

16.           Except for issues or matters as to which federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey without giving effect to the conflicts of law principles thereof. If the funds represented by the wire transfer to Grossman described in Section 2(b)(i) hereof are not credited to the account of Grossman by the close of business on the first business day following the Termination Date, this Agreement shall be null and void ab initio.

MACK-CALI REALTY CORPORATION

By:	/s/ Mitchell E. Hersh
Name:	Mitchell E. Hersh
Title:	President and Chief Executive Officer

/s/ Michael Grossman
Michael Grossman

SCHEDULE 2(a)(i)

Intentionally omitted.

Schedule 3(d)

MACK-CALI REALTY CORPORATION

RESTRICTED STOCK PLANS

2012 VESTING CALCULATIONS

	# of Shares	$26.6200				NET CASH	25.00%	4.20%	1.45%	0.505%	0.200%	9.900%
	Vesting at	SHARES	43%	TOTAL	TOTAL	DUE TO	Federal	FICA	Med	SUI-NJ	SDI-NJSUI-P	A STATE
NAME	Jan. 12, 2012	EST VALUE	GROSS-UP	COMP.	W/H	(FROM) EE	W/H	W/H	W/H	W/H	W/HW/H	W/H
								110,100		30,300	30,300
Executive Plan

MICHAEL GROSSMAN	8,385	223,208.70	95,979.74	319,188.44	116,025.00	(20,045.26)	79,797.11		4,628.23			31,599.66

					753.01	shares to cover w/h
					0.015	$0.40

	1/11/12 close	$26.6200

	Interest Charge
	Beg.	End	Days	prime rate(WSJ)		Interest
	1/12/2012	8/1/2012	202	3.25%	1,000,000.00	17,986.30

EXHIBIT A

January 12, 2012

Mack-Cali Realty Corporation

343 Thornall Street

Edison, NJ  08837

Gentlemen:

The undersigned hereby resigns from (i) his position as Executive Vice President and (ii) all other offices or positions of responsibility he holds with any subsidiaries or affiliates of Mack-Cali, effective as of the date hereof.

Very truly yours,

Michael Grossman

EXHIBIT B

THE MICHAEL GROSSMAN RABBI TRUST

TRUST AGREEMENT, made as of the 12th day of January, 2012, between Mack-Cali Realty Corporation, a Maryland corporation with offices at 343 Thornall Street, Edison, New Jersey  08837 (the “Grantor”) and Greg Berger, an individual having an address at 5 Hampton Road, Purchase, New York 10577 (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Grantor and Michael Grossman (the “Beneficiary”) have entered into an Agreement and Release, of even date herewith (the “Agreement”), all capitalized terms used in this Trust Agreement that are defined in the Agreement having the same meanings herein as in the Agreement; and

WHEREAS, pursuant to Sections 2 and 3 of the Agreement, the Grantor has agreed to pay the Beneficiary, among other payments, the Cash Termination Payment and interest thereon to the Scheduled Payment Date in the cumulative amount of $1,017,986.30; and

WHEREAS, pursuant to a Letter Agreement dated December 9, 2008 between Grantor and the Beneficiary, in order to comply with Section 409A of the Internal Revenue Code of 1986, since the Beneficiary has been determined to be a “specified employee” under Section 409A, the payments referred to above may not be made or delivered until the earlier of (i) the first day of the seventh month following the Beneficiary’s separation from service, which under the Agreement will be January 31, 2012, or (ii) the death of the Beneficiary, and the Company has agreed to establish and fund an irrevocable “Rabbi” trust to secure the payment and delivery of all such delayed amounts to the Beneficiary.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth herein and for other good and valuable consideration, the Grantor and the Trustee agree as follows:

1.                                      TRUST PROPERTY.  The Grantor hereby transfers or delivers to the Trustee, by wire transfer to the account listed on Schedule A attached hereto, the cash payment of $1,017,986.30 referred to in the second recital hereto, receipt of which by the Trustee is hereby acknowledged.  Said cash is hereinafter called the “Trust Estate.”

2.                                       DISPOSITIVE PROVISIONS.  The Trustee shall hold and dispose of the Trust Estate as follows:

(a)                                   The Trustee agrees to hold the Trust Estate until the termination of the Trust as provided herein.

(b)                                  On the earlier to occur of the first day of (i) the seventh month following the Beneficiary’s separation from service (i.e., on August 1, 2012; the “Scheduled Delivery Date”) and (ii) the death of the Beneficiary, the Trustee shall pay the Trust Estate to the Beneficiary provided, however, that the Trustee shall not make any such payment or delivery until it has received from the Grantor a written statement of the required Applicable Withholding on the Cash Termination Payment, determined as provided in the Agreement, whereupon the Trustee shall pay over to the Grantor a dollar amount equal to such Applicable Withholding, following which the Trustee shall distribute and pay over to the Beneficiary or his estate, as the case may be, the remaining cash portion of the Trust Estate. Grantor shall provide the Trustee with the written statement of the Applicable Withholding no later than the Actual Payment Date. Should Grantor fail to advise the Trustee of the Applicable Withholding by the Actual Payment Date, the Trustee shall be authorized to withhold an amount equal to the then statutory withholding requirements on bonus compensation, pay-over such amount to Grantor, and release the balance of the Cash Termination Payment to the Beneficiary or his estate, as the case may be.

3.                                       CONCERNING THE TRUSTEE

(a)                                  The Trustee undertakes to perform only such duties as are specifically set forth herein.

(b)                                 The Trustee shall not be liable for any action taken or omitted by it in good faith and reasonably believed by it to be authorized hereby or within the rights or powers conferred upon it hereunder, or taken or omitted by it in accordance with advice of counsel (which counsel may be an attorney employed by the Trustee), and shall not be liable for any mistake of fact or error or judgment or for any acts or omissions of any kind unless caused by the Trustee’s own negligence or misconduct.

4.                                      INDEMNIFICATION BY GRANTOR.  The Grantor hereby agrees to indemnify the Trustee from any liability, loss or expense arising from claims and legal or judicial proceedings that may be asserted against the Trustee concerning the Trust Estate, provided that the Trustee gives the Grantor prompt written notice of such claims and legal or judicial proceedings and further provided that the Grantor has the sole right to control the defense thereof and to enter into any settlement or compromise with respect thereto.  This indemnification shall not apply to any claim or legal or judicial proceeding attributable to the Trustee’s negligence or misconduct.

5.                                       DIRECTIONS BY GRANTOR.  All directions, notices and agreements by the Grantor concerning the Trust Estate shall be in writing and shall be signed by the President and Chief Executive Officer of the Grantor (the “CEO”) or any other officer of the Grantor authorized in writing by the CEO (the CEO and each such other officer authorized in writing by the CEO being referred to herein as an “Authorized Officer”).  The Secretary of the Grantor shall certify to the Trustee the identity of each person serving as an Authorized Officer.

6.                                       CLAIMS OF CREDITORS TO WHICH ASSETS ARE SUBJECT.  The assets of the Trust shall be subject only to the claims of the Grantor’s general creditors whose claims against the Grantor are not satisfied because of the Grantor’s Bankruptcy or Insolvency.

7.                                       “BANKRUPTCY” OR “INSOLVENCY.”  The Grantor shall be considered “Bankrupt” or “Insolvent” if the Grantor is (A) unable to pay its debts when and as they become due or (B) engaged as a debtor in a proceeding under the Bankruptcy Code, 11 U.S.C. §101 et seq.

8.                                       DUTIES OF GRANTOR.  The Grantor, through the CEO or other Authorized Officer, shall notify the Trustee of its Bankruptcy or Insolvency immediately upon the Grantor’s knowledge of such Bankruptcy or Insolvency.

9.                                        DUTIES OF TRUSTEE. Upon receipt of a notice pursuant to Paragraph 8 of this Trust Agreement advising the Trustee of the alleged Bankruptcy or Insolvency of the Grantor, the Trustee shall, as soon as practicable following receipt of such a notice:

(i)                                      advise the Beneficiary that it has received such notice;

(ii)                                   afford the Beneficiary the opportunity to present evidence that there is not a basis to such notice of Bankruptcy or Insolvency; and

(iii)                                determine whether the Grantor is Bankrupt or Insolvent.

Alternatively, upon receipt of an allegation from a person or entity claiming to be a creditor of the Grantor that the Grantor is Bankrupt or Insolvent, and provided the Trustee has a reasonable basis for concluding that such person or entity is a creditor, the Trustee shall, as soon as practicable following receipt of such an allegation:

(i)                                     advise the                                         of the Grantor and the Beneficiary that it has received such notice;

(ii)                                  afford the Beneficiary and the Grantor the opportunity to present evidence that there is not a basis to such allegation of Bankruptcy or Insolvency; and

(iii)                               determine whether the Grantor is Bankrupt or Insolvent.

Within 10 days following receipt of such notice or allegation as provided in the preceding paragraph, the Trustee shall reach a determination as to whether the Grantor is Bankrupt or Insolvent.  If the Trustee determines that the Grantor is Bankrupt or Insolvent, or if after the expiration of such 30 days the Trustee in good faith and with the advice of such advisors as may be retained pursuant to Paragraph 11(d) are unable to determine whether the Grantor is Bankrupt or Insolvent, the Trustee (i) shall so notify the Beneficiary and the Grantor in writing and either the Grantor or the Beneficiary may apply to any court of competent jurisdiction for a determination as to whether or not the Grantor is Bankrupt or Insolvent for purposes of this Trust Agreement, and (ii) if a court of competent jurisdiction shall determine that the Grantor is Bankrupt or Insolvent for purposes of this Trust Agreement, shall thereupon hold the Trust Estate for the benefit of the Grantor’s general creditors and will deliver such undistributed assets to satisfy the claims of such creditors as such court of competent jurisdiction may direct.

The Trustee shall make payment to the Beneficiary only after it has determined that the Grantor is not Bankrupt or Insolvent.  If the Trustee already has determined that the Grantor is Bankrupt or Insolvent, the Trustee shall make payment to the Beneficiary only if it thereafter determines that the Grantor is no longer Bankrupt or Insolvent or pursuant to an order of a court of competent jurisdiction.  Unless the Trustee has actual knowledge of the Grantor’s Bankruptcy or Insolvency the Trustee shall have no duty to inquire whether the Grantor is Bankrupt or Insolvent.  The Trustee may in all events rely on such evidence concerning the Grantor’s solvency as may be furnished to the Trustee which give the Trustee a reasonable basis for making a determination concerning the Bankruptcy or Insolvency of the Grantor.

10.                                RIGHTS OF BENEFICIARY.  No rights of the Beneficiary under this Trust Agreement may be assigned, pledged, hypothecated or otherwise transferred by the Beneficiary, except that Beneficiary’s rights to receive the payments provided for under this Trust Agreement may be transferred by will or by operation of law.  The Beneficiary shall not have any right, interest or preferred claim in the Trust Estate prior to payment of the amounts herein specified on each Payment Date.  The Beneficiary shall have no responsibility for protection and conservation of the Trust Estate.  Nothing in this Trust Agreement shall impair the Beneficiary’s rights as a general creditor of the Grantor in the event any payment is not made in accordance with the provisions of Paragraph 2 of this Trust Agreement or the amount of the Trust Estate is insufficient to make all such payments.

11.                                POWERS OF THE TRUSTEE.  Without limiting any other powers granted by this Trust Agreement or authorized by law, the Trustee shall have the following powers and discretion which shall extend to the Trust Estate until its distribution, and which the Trustee may exercise in its sole and absolute discretion whenever and as often as it may deem advisable without application to or approval by any court:

(a)                                  generally, to exercise in good faith and with reasonable care all investment and administrative powers and discretion of any absolute owner which may lawfully be conferred upon a fiduciary; and

(b)                                 to retain certified public accountants and lawyers of its choice to assist them in making the determination required to be made pursuant to Paragraph 9 of this Trust Agreement.

12.                               DEATH, DISABILITY OR RESIGNATION OF TRUSTEE.  The Trustee may resign at any time upon at least ten (10) days notice in writing to the Grantor and the Beneficiary, except that any such resignation shall not be effective until the Beneficiary has appointed in writing a successor Trustee, and such successor Trustee has accepted the appointment in writing and has agreed to be bound by the terms of this Trust Agreement. Upon the death or disability of the Trustee, the Trustee shall be removed upon the selection and appointment in writing of a successor Trustee. The parties agree that should the Trustee named herein resign or otherwise be unable to serve, the successor Trustee shall be Russell Carpentieri, an individual having an address at 86 Sheather Road, Bedford Corners, New York 10549.  Any successor to such successor Trustee shall be selected by the Beneficiary with the approval of the Grantor, such approval not to be unreasonably withheld.  In the event the Grantor and Beneficiary cannot agree on a successor, the successor Trustee shall be Chase Manhattan Bank.  The death, disability or resignation of the Trustee shall not operate to terminate the Trust Estate created by this Trust Agreement.

13.                                STATEMENTS AND ACCOUNTINGS.  Beginning with the calendar year ending December 31, 2012, the Trustee shall furnish to the Grantor an annual statement of all transactions in the account during the period.  Upon termination of the Trust, the Trustee shall provide a final accounting in the same form and manner described in the preceding sentence for regular annual reports.

14.                                COMPENSATION, ETC.  The Trustee shall be entitled to such compensation fees, charges and expenses relating to the Trust Estate, including the expenses to retain accountants and lawyers as described in Paragraph 11(b), as shall be agreed to from time to time by the Grantor, all of which shall be charged to and be borne by the Grantor.

15.                                MISCELLANEOUS.

(a)                                   This Trust Agreement shall be binding upon and shall inure to the benefit of the heirs, executors, personal and legal representatives, successors and assigns of the parties hereto and all references to the Beneficiary under this Trust Agreement shall be deemed to include the Beneficiary’s estate unless expressly provided otherwise.

(b)                                  This Trust Agreement may be executed in one or more counterparts, but all such counterparts shall constitute but one and the same instrument.

(c)                                   Paragraph headings contained in this Trust Agreement have been inserted for reference purposes only, and shall not be construed as part of this Trust Agreement.

(d)                                  All notices, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, registered or certified mail, postage prepaid:

If to Grantor, to:

Mack-Cali Realty Corporation

343 Thornall Street

Edison, New Jersey 08837

Attention:  Mitchell E. Hersh, President and Chief Executive Officer

With a copy to:

Mack-Cali Realty Corporation

343 Thornall Street

Edison, New Jersey 08837

Attention: Roger Thomas, Esq.

If to the Trustee, to:

Greg Berger

5 Hampton Road

Purchase, New York 10577

With copy to:

Andrew Greene, Esq.

Andrew Greene & Associates, P.C.

202 Mamaroneck Road

White Plains, New York 10601

If to the Beneficiary, to:

Mr. Michael Grossman

105 Valley View Road

Chappaqua, New York 10514

or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth below, provided that notice of changes of address shall be effective only upon receipt.  A notice given in accordance with the preceding sentence shall be deemed to have been duly given upon receipt of (if receipt is not expressly required by the terms hereof) upon mailing by registered or certified mail, postage prepaid, return receipt requested.

16.                                 IRREVOCABILITY.

(a)                                  The Grantor has been fully advised of the difference between a revocable and irrevocable trust, and hereby declares this Trust Agreement and the estates and interests hereby created to be irrevocable; provided, however, that this Trust is intended to be a grantor trust, within the meaning of Section 671 of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.  Any property held as part of this Trust Estate shall at all times be subject to provisions of Paragraph 11 of this Trust Agreement.

(b)                                 Notwithstanding the previous paragraph, the Trust may be amended with the express written consent of the Beneficiary.

17.                                EFFECTIVE DATE AND GOVERNING LAW.  This Trust Agreement shall not take effect until both the Grantor and the Trustee have executed it. The situs of this trust shall be deemed to be within the State of New York and, accordingly, it shall be construed, regulated and administered in all respects in accordance with the laws of New York.

WITNESS the due execution hereby by the parties hereto as of the day and year first above written.

MACK-CALI REALTY CORPORATION		TRUSTEE

By:		By:
Name:	Mitchell E. Hersh
Title:	President and Chief Executive Officer